Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements (No. 333-13511 and No. 333-136984) on Form S-8 of Universal Stainless & Alloy Products, Inc. of our report dated September 30, 2010 with respect to the statements of financial condition of the Universal Stainless & Alloy Products, Inc. 1996 Employee Stock Purchase Plan as of June 30, 2010 and 2009 and the related statements of income and changes in plan equity for the years ended June 30, 2010, 2009, and 2008, which report appears in the June 30, 2010 Annual Report on the Form 11-K of the Universal Stainless and Alloy Products, Inc. 1996 Employee Stock Purchase Plan.

/s/ Schneider Downs & Co., Inc.

Schneider Downs & Co., Inc.
Pittsburgh, Pennsylvania

September 30, 2010